Exhibit 99(a)


                 CABLE & WIRELESS TO BUY MCI'S INTERNET BUSINESS

      Agreement Follows Antitrust Clearance from U.S. Department of Justice

Jackson, MS and Washington, D.C. - July 15, 1998 - MCI and WorldCom today received final approval from the U.S. Department of Justice (DoJ) to complete the MCI WorldCom merger. Following the decision from the DoJ, MCI signed an agreement to sell its Internet backbone facilities and wholesale and retail Internet businesses for $1.75 billion in cash to Cable & Wireless.

"We have fully addressed the antitrust concerns of the U.S. Department of Justice and look forward to gaining final regulatory approval from the Federal Communications Commission," said Bert Roberts, MCI's chairman. "We are eager to begin delivering the many benefits of the MCI WorldCom merger -- growth for our shareholders, innovation and value for our customers, and new opportunities for our employees."

Terms of the Cable & Wireless Transaction

The sale of MCI's Internet assets includes all associated traffic, revenue and backbone facilities. MCI's Internet business is projected to have revenue of approximately $375 million this year. Cable & Wireless will acquire the following Internet assets:

         - U.S. Nationwide Internet Backbone - the backbone, comprising all of its 22 domestic nodes, 15,000 interconnection ports, more than 40 ongoing peering agreements, routers, switches, modems, e-mail servers and other equipment dedicated to its support. The network features high-speed dedicated access as well as toll-free nationwide and local dial-up access for more than 300 points across the U.S.

         - Dedicated Access Customers - Cable & Wireless will gain 3,300 major dedicated Internet access corporate accounts.

         - Internet Service Provider (ISP) Customers - Cable & Wireless will acquire approximately 1,300 ISP customers, including 130 International Directly Connected Customers (IDCs) in more than 75 countries. ISPs contract to provide Internet, billing and customer service to business and mass market users.

         - Dial-Up Business - this business provides nationwide dial-up Internet access for more than 250,000 consumers and 60,000 business users.

         - Web Hosting and Managed Firewall Services - these businesses include more than 100 corporate accounts and associated servers.



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MCI and Cable & Wireless  have agreed to terms that  enable  Cable & Wireless to fulfill all contractual arrangements and to continue MCI's high standards of customer service. MCI, for example, has contracted with Cable & Wireless to provide underlying transport services for Cable & Wireless's Internet backbone for up to five years.

MCI and Cable & Wireless have also agreed to terms to facilitate the continued growth and long-term viability of these Internet businesses. These terms include non-compete agreements for transitioning accounts of 24 and 18 months for wholesale and dedicated access retail customers, respectively. In addition, approximately 1,000 MCI employees -- with expertise in engineering, sales, customer service, marketing, operations and administrative support -- will transfer to Cable & Wireless.

The agreement with Cable & Wireless is contingent upon the final regulatory approval of the MCI WorldCom merger. MCI and WorldCom expect to complete their merger this summer following FCC approval.

The Internet backbone services business and its ISP customers were the subject of an agreement between Cable & Wireless and MCI announced on May 28, 1998. Today's new agreement includes the transfer of MCI's retail Internet customer base.

Impact on MCI Customers

MCI's agreement with Cable & Wireless has no immediate impact on MCI's Internet customers. They will continue to receive Internet service from MCI until the close of the MCI WorldCom merger when the agreement with Cable & Wireless becomes effective. At that time, they will become Cable & Wireless Internet customers.

In addition, the agreement with Cable & Wireless has no impact on MCI's non-Internet customers, the non-Internet portions of MCI's Internet customer contracts, or its portfolio of business and consumer communications services. All MCI customers will continue to receive from MCI its full set of non-Internet services, including fast-growing data services such as frame relay, private line, ATM and SONET, as well as local and long distance voice, and information technology services from MCI Systemhouse.

MCI WorldCom will offer a full suite of Internet services to their customers upon completion of their pending merger.

MCI WorldCom Merger

MCI and WorldCom agreed to divest MCI's Internet assets in an effort to expedite the completion of the MCI WorldCom merger. Following approval from the Federal Communications Commission, expected soon, the companies will begin to realize the growth opportunities presented by its unique position in the fastest growing segments of the global communications market. MCI WorldCom will be the first "local to global company," capable of delivering advanced voice and data communications services entirely over its own facilities worldwide.


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Cable  &  Wireless  is  one  of  the  world's   leading   providers   of  global
telecommunications services with revenues of approximately $12 billion annually. Its businesses provide 17 million customers in 70 countries with a complete range of international, domestic and mobile communications. Cable & Wireless is the world's third largest carrier of international traffic, provides mobile communications in more than 30 countries and operates the world's largest cableship fleet.

MCI, headquartered in Washington, D.C., is a leading provider of local-to-global communication services to business, government and residential users. The company's fast-growing portfolio of advanced data and IT services accounts for a quarter of MCI's approximately $20 billion in annual revenue. MCI operates one of the world's largest and most advanced digital networks, connecting local markets in the U.S. to hundreds of locations worldwide. MCI has agreed to merge with WorldCom, one of the world's fastest growing communications companies. The merger will create MCI WorldCom, a company uniquely positioned in the U.S. local and long distance markets as well as the global data and Internet markets.